May 29, 2003

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces New Anti-theft Product for CDs and DVDs

TULSA, Okla.-(BUSINESS WIRE) - May 29, 2003-EnXnet, Inc.

(OTCBB:EXNT-news) announced today that it has filed for patent protection on its proprietary product "DSTag", a device which is embedded within CDs and DVDs, and which utilizes Electronic Article Surveillance System (EAS) technology.

"We used our expertise to develop DSTag to address the retail industry's concern over the accelerating rate of theft of CD and DVD products", said Ryan Corley, President of EnXnet, Inc. Mr. Corley went on to say, "DSTag will also be a significant security and anti-counterfeiting aid to the disc manufacturing and distribution industry." There are over 200 DVD manufacturing facilities worldwide and more than twice that many CD manufacturers. Over $5,000,000,000.00 ($5 billion) was spent on DVDs in just the United States last year. This does not take into account the number of music, video games and software CDs sold in this country.

Mr. Corley also said, "With the licensing fees we will be charging manufacturers, DSTag should provide EnXnet, Inc. with a very substantial and consistent revenue stream."

"It is a real milestone to introduce DSTag, a product that not only provides theft deterrent at the retail level, but also provides a unique item identification which can be used to reduce theft of optical discs during all phases of distribution. And of increasing significance, DSTag can be used to identify counterfeit products and counterfeiting by unauthorized manufacturers", said Mark Pempsell, National Sales Director. According to Mr. Pempsell, the development of DSTag was driven by manufacturers looking to enhance the integrity of their product while offering an added value to their customers and by retailers that are desperate to stop the enormous losses due to theft. As a result, retail industry is applying increased pressure on manufacturers to supply them with product that is EAS tagged at the point of packaging, otherwise known as "Source Tagging". EnXnet took this one significant step further by integrating DSTag into the manufacturing process and imbedding it within the CD and DVD unit.

Compact discs (CD) and digital video discs (DVD) are relatively expensive products which have become increasingly vulnerable to theft due to their popularity and the determination of thieves. These products are typically stocked and sold in flat, rectangular shaped plastic containers or within a rectangular display container. It is relatively easy, and with little concern of being detected, for a thief to remove one or more discs from its package or container. There is an increased awareness by manufacturers, which replicate and duplicate analog, video, digital and software content optical discs, of the need to protect their product from theft and counterfeiting.

The potential for utilizing DSTag is tremendous, one only has to look at world sales of CDs, DVDs, software, video games, other optical disc media and the number of manufacturers that are operating globally.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission

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Contact:

Ryan Corley, President
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com